EXHIBIT 99.2

The following table sets forth the name, residence or business address, citizenship, present principal occupation or employment, and the name, principal business and address of any corporation in which such employment is conducted, of each officer and director of Inversiones Mirabel, S.A. Unless otherwise indicated, the address of each officer and director is the address of his or her employer.

Name                       Citizenship    Occupation                            Address
----                       -----------    ----------                            -------
Jay Vallabh                Swiss          President, Inversiones Mirabel, S.A.  P.O. Box 567
                                          Independent Business Person           12-14 Avenue Reverdil
                                          Director, CAS S.A.                    CH-1260 Nyon Switzerland

Susanna Vallabh            Swiss          Secretary, Inversiones Mirabel, S.A.  P.O. Box 567
                                          Secretary, CAS. S.A.                  12-14 Avenue Reverdil
                                                                                CH-1260 Nyon Switzerland

Christine Lecoeur-Martin   French         Director, Inversiones Mirabel, S.A.   P.O Box 567
                                          Administrative Assistant, CAS, S.A.   12-14 Avenue Reverdil
                                                                                CH-1260 Nyon Switzerland